Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

BlackRock Kelso Capital Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statements of assets and liabilities of BlackRock Kelso Capital Corporation (the “Company”), including the schedules of investments, as of December 31, 2010 and 2009, and the related statements of operations, changes in net assets, and cash flows for each of the three years ended December 31, 2010 and the financial highlights for each of the five years ended December 31, 2010, and have issued our report on those financial statements and financial highlights dated March 8, 2011. Such financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and in the Prospectus, which is part of this Registration Statement on Form N-2 (the “Prospectus”).

We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statements of assets and liabilities of the Company as of December 31, 2008, 2007, and 2006, and the related statements of operations, changes in net assets, and cash flows for the years ended December 31, 2007 and 2006 (none of which are presented herein); and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth under the heading “Senior Securities” as of December 31, 2010, 2009, 2008, 2007, and 2006, appearing on page 56 of the Prospectus, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/    Deloitte & Touche LLP

New York, New York

September 16, 2011